EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 14, 2007 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in Rural/Metro Corporation’s Annual Report on Form 10-K for the year ended June 30, 2007.

PricewaterhouseCoopers LLP
Phoenix, Arizona
March 31, 2008